February 27, 1998



Mr. William D. Travis
McGladrey & Pullen, LLP
3600 West 80th Street
Suite 500
Minneapolis, Minnesota 55431

Dear Mr. Travis:

I am writing to respond to your letter to Messrs. Swisher and Moore dated February 27, 1998. I understand that McGladrey & Pullen has decided to delay any decision as to whether to withdraw its opinion relating to the Company's 1996 financial statement until it receives Swisher's written responses to the matters enumerated in your letter of February 20, 1998. We continue to have serious concerns as to McGladrey & Pullen's decision to resign its engagement with respect to the 1997 financial statements without providing the Company with an adequate opportunity to respond to the issues raised.

I can confirm that the Company has retained the law firm of Swidler & Berlin to conduct a thorough and independent investigation which will address the matters set forth in your February 20, 1998 letter. The results of that investigation will be provided to a Special Investigation Committee, separate from the Board of Directors, which is in the process of being established.

You request that the Company provide you with the results of that investigation by March 9, 1998. Swidler & Berlin has advised me that it is unlikely that its investigation will be completed by that time, given the need to assure that the investigation is thorough and accurate. Once the investigation is completed, the Special Investigation Committee will determine whether, and to what extent, the written results of the investigation will be provided to third-parties.

The Company firmly believes that McGladrey & Pullen should defer any decision to withdraw its 1996 report, whether or not it receives the results of the independent investigation by March 9. The Company will provide you with all non-privileged documents relevant to any of the matters raised in your February 20, 1998 letter pertaining to the 1996 opinion. The Company further agrees to provide you with its written response to the enumerated matters in a timely manner. That information will provide McGladrey & Pullen with all relevant, non-privileged information necessary to determine whether its prior opinion should be withdrawn. If McGladrey & Pullen withdraws its opinion before receiving that information, serious questions would be raised as to its good faith in this matter.

Very truly yours,

James A. Marshall
Vice President & General Counsel